Exhibit 3

Names and Addresses of the Underwriters

Barclays Capital Inc.

745 Seventh Avenue, 5th Floor

New York, New York 10019

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, New York 10036

Morgan Stanley & Co. LLC

1585 Broadway, 29th Floor

New York, New York 10036